Form 10-K, Exhibit 13
period 1993-12-31
FARMERS NATIONAL BANCORP /MD/
filed 1994-03-29
CIK 700850

                              FINANCIAL HIGHLIGHTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PERCENT
                                                                      INCREASE
YEARS ENDED DECEMBER 31,                            1993      1992    (DECREASE)
- ------------------------------------------------------------------------------
FOR THE YEAR
Interest income                                   $ 44,572  $ 47,180    (5.5)%
Interest expense                                    17,040    21,998   (22.5)
Net interest income                                 27,532    25,182     9.3
Income before cumulative effect of accounting
 change                                              9,508     7,794    22.0
Cumulative effect of accounting change               1,431        --      --
Net income                                          10,939     7,794    40.4
Cash dividends declared                              2,834     2,375    19.3
- ------------------------------------------------------------------------------
AVERAGE
Total assets                                      $695,098  $664,555     4.6%
Total deposits                                     607,674   582,595     4.3
Total loans                                        302,455   296,726     1.9
Stockholders' equity                                66,759    59,139    12.9
- ------------------------------------------------------------------------------
AT YEAR END
Total assets                                      $714,209  $690,210     3.5%
Total deposits                                     619,957   607,103     2.1
Total loans                                        303,423   298,589     1.6
Stockholders' equity                                69,940    61,883    13.1
- ------------------------------------------------------------------------------
PER SHARE
Income before cumulative effect of accounting
 change                                             $ 3.52    $ 2.89    22.0%
Cumulative effect of accounting change                 .53        --      --
Net income                                            4.05      2.89    40.4
Cash dividends declared                               1.05       .88    19.3
Book value at year-end                               25.91     22.91    13.1
- ------------------------------------------------------------------------------

Table of Contents
- -----------------------------------------------------------------------------------
Financial Highlights                                                              1
Message to Shareholders                                                           2
Selected Financial Data                                                           3
Management's Discussion and Analysis of Financial
 Condition and Results of Operations                                              4
Consolidated Financial Statements                                                14
Notes to Consolidated Financial Statements                                       17
Report of Management                                                             25
Independent Auditors' Report                                                     25
Directors and Officers                                                           26
Principal Affiliates                                                             27
Shareholder Information                                                          29

2

                            MESSAGE TO SHAREHOLDERS

It is a pleasure to report that Farmers National Bancorp achieved record growth in operating earnings for 1993. Net income for the year, before recording a one time accounting change, totaled $9.5 million, compared to $7.8 million for 1992, an increase of 22 percent. On a per share basis, earnings were $3.52 compared to $2.89 the previous year. A one time accounting change was recorded during the first quarter of 1993, representing the effect of implementing the Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes," which added $1.4 million or $.53 per share to earnings. As a result, 1993 net income totaled $10.9 million or $4.05 per share compared to $7.8 million or $2.89 per share for the same period a year ago. Bancorp increased it's quarterly dividend during the fourth quarter to $.30 per share, a 20 percent increase over $.25 per share declared the prior quarter.
     Total assets at year-end were $714 million compared to $690 million at year-end 1992, a gain of $24 million or 3.5 percent. After several years of substantial increases, deposits grew slightly to $620 million during 1993 due primarily to the current low interest rate environment. Equity capital increased by 13.1 percent to $70 million. Loans grew a modest 1.6 percent to $303 million, reflecting slow economic recovery and low consumer and business demand for credit.
     We expect the economic recovery to become more evident during 1994. We anticipate both our net charge-off ratio and non-performing asset ratio to decline as the financial condition of our customers improves. Loan growth should be stronger in 1994 and we will continue to be aggressive in seeking new business. Additional loan origination and business development personnel will be added to the staff in 1994 to help develop loan business while maintaining excellent service and credit quality.
     Technology advances in 1993 were primarily directed toward customer service areas, with the installation of state-of-the-art ATM machines at all affiliate banks, and the development of a new PC based teller and platform system designed to improve customer service in branch lobbies. Installation at all Farmers National Bank branches is scheduled for completion in 1994. The new technology is designed to increase the efficiency of our staff by increasing the information available, and thereby enabling them to serve our customers faster and have access to an expanded product base.
     We continue to place high importance on our involvement in the communities we serve. Many of our officers and employees participate and serve in various community activities and functions.
     Our challenge is to maximize the value of our holding company for our shareholders. In order to broaden the scope of our banking franchise, we continue to look for opportunities of growth and expansion through the possible acquisition of small banks that fit into our corporate strategy.
     We enter 1994 with one of the strongest equity capital positions in the industry. We anticipate further success in 1994 and are grateful to you, our shareholders, for your continued, strong support.
     On behalf of the Board of Directors and staff, we thank you.

                      /s/ John M. Suit, II

                      John M. Suit, II
                      PRESIDENT AND
                        CHIEF EXECUTIVE OFFICER

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEARS ENDED DECEMBER 31,                               1993         1992         1991         1990         1989
- ------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                                     $  44,572    $  47,180    $  49,923    $  46,436    $  43,460
Interest expense                                       17,040       21,998       27,631       24,823       23,081
- ------------------------------------------------------------------------------------------------------------------
Net interest income                                    27,532       25,182       22,292       21,613       20,379
Provision for loan losses                               1,821        2,445        1,341        1,658        1,216
- ------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan
 losses                                                25,711       22,737       20,951       19,955       19,163
Noninterest income                                      4,472        4,331        4,337        3,688        3,568
Noninterest expense                                    17,117       15,980       15,249       13,443       12,444
- ------------------------------------------------------------------------------------------------------------------
Income before income taxes                             13,066       11,088       10,039       10,200       10,287
Applicable income taxes                                 3,558        3,294        3,089        3,511        3,271
- ------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting
 change                                                 9,508        7,794        6,950        6,689        7,016
Cumulative effect of accounting change                  1,431            -            -            -            -
- ------------------------------------------------------------------------------------------------------------------
Net income                                          $  10,939    $   7,794    $   6,950    $   6,689    $   7,016
- ------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Income before cumulative effect of accounting
 change                                             $    3.52    $    2.89    $    2.58    $    2.48    $    2.60
Cumulative effect of accounting change                    .53            -            -            -            -
Net income                                               4.05         2.89         2.58         2.48         2.60
Cash dividends declared                                  1.05          .88          .81          .77          .73
Book value                                              25.91        22.91        20.90        19.14        17.43
RETURN ON EQUITY AND ASSETS
Average stockholders' equity                           66,759       59,139       53,854       49,748       44,866
Return on average stockholders' equity before
 cumulative effect of accounting change                  14.2%        13.2%        12.9%        13.4%        15.6%
Return on average stockholders' equity                   16.4%        13.2%        12.9%        13.4%        15.6%
Average total assets                                $ 695,098    $ 664,555    $ 599,512    $ 497,975    $ 460,599
Return on average total assets before cumulative
 effect of accounting change                              1.4%         1.2%         1.2%         1.3%         1.5%
Return on average total assets                            1.6%         1.2%         1.2%         1.3%         1.5%
Average stockholders' equity to average assets            9.6%         8.9%         9.0%        10.0%         9.7%
Average shares outstanding                          2,699,056    2,699,056    2,699,056    2,699,056    2,699,056
DIVIDEND PAYOUT RATIO
Total dividends declared                            $   2,834    $   2,375    $   2,186    $   2,079    $   1,970
Percent of dividends declared to net income              25.9%        30.5%        31.5%        31.1%        28.1%
OTHER DATA (AT YEAR END)
Total assets                                        $ 714,209    $ 690,210    $ 650,988    $ 545,376    $ 471,835
Total deposits                                        619,957      607,103      569,077      473,862      410,023
Total loans                                           303,423      298,589      278,735      273,808      230,317
Total stockholders' equity                             69,940       61,833       56,414       51,650       47,040
- ------------------------------------------------------------------------------------------------------------------

4

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's discussion and analysis of the financial condition and results of operation of Farmers National Bancorp and affiliates is intended to cover the significant factors affecting the corporation's financial statements for the past several years. It should be read in conjunction with the Consolidated Financial Statements and their related notes. Tabular information is presented in thousands of dollars.

PERFORMANCE OVERVIEW
Net income for 1993 was $10.94 million compared with $7.79 million in 1992, an increase of 40.4 percent. On a per share basis, 1993 earnings were $4.05 compared to $2.89 the preceding year.
     In 1993 Bancorp affiliates adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). The adoption of SFAS No. 109 resulted in an additional after-tax benefit of $1.43 million. The effect of this change added $.53 to earnings per share. Excluding the effect of the change in accounting principle, net income was $9.51 million, or $3.52 per share, an increase of 22.0 percent over the comparative net income earned in 1992.
     Returns on average earning assets and average stockholder's equity for 1993 (excluding the benefit of the accounting change) were 1.4 percent and 14.2 percent respectively. These compare favorably to 1.2 percent and 13.2 percent for 1992. These performance measurements continue to remain above those of other banking companies of similar asset size.
     Through monitoring of asset quality, a continued conservative lending policy, and control of noninterest expenses Bancorp continues to maintain financial ratios which compare very favorably to other financial institutions in terms of capitalization, asset quality, liquidity and returns on assets and equity capital. Emphasis on quality customer service, expansion of product lines, and continued enhancement of technology are reflective of the commitment of each affiliate bank to serve its respective customers.

NET INTEREST INCOME

Net interest income is the difference between interest income generated by earning assets which include loans and investments, and interest expense paid for funds which include deposits and borrowings. It is the principal source and largest component of earnings for Bancorp. Net interest income is analyzed on a tax equivalent basis, a measure which adjusts interest income to reflect the federal income tax effects of holdings of tax-free loans and investments. Net interest income on a tax-equivalent basis was $29.1 million in 1993 compared with $26.5 million in 1992 and $23.5 million in 1991, respective increases of
9.6 percent and 13.0 percent.
     The discussion of net interest income should be read in conjunction with Table 2 which presents a summary of Bancorp's average earning assets and interest-bearing liabilities together with the tax equivalent yield earned and rates paid for each major category of asset and liability, and Table 3 which attributes changes in net interest income to either changes in the volume of average balances or to changes in the yield earned on earning assets and rates paid on interest-bearing liabilities.
     Improved net interest income in 1993 was primarily the effect of a declining rate environment which caused the interest paid on interest-bearing liabilities to decline more than the reduction in the interest earned on assets. Although the yield on earning assets decreased 70 basis points, the rate paid on interest-bearing liabilities fell 110 points which resulted in a 40 basis point increase in the net interest spread. Also contributing to the increase was a greater volume of average earning assets which grew 3.9 percent in 1993.
     Net interest margin is net interest income on a fully taxable-equivalent basis calculated as a percent of average earning assets. The net interest margin in 1993 was 4.5 percent compared to 4.3 percent in 1992 and 4.2 percent in 1991. The continued upward trend in the margin during the past two years is primarily the result of a widening net interest spread.

TABLE 1 -- Net Interest Margin

YEARS ENDED DECEMBER 31,                                                   1993     1992     1991
- ------------------------------------------------------------------------------------------------------------
Yield on earning assets                                                     7.1%     7.8%     9.0%
Rate paid on interest-bearing liabilities                                   3.1      4.2      5.8
- ------------------------------------------------------------------------------------------------------------
Net interest rate spread                                                    4.0      3.6      3.2
Effect of noninterest-bearing liabilities                                   0.5      0.7      1.0
- ------------------------------------------------------------------------------------------------------------
Net interest margin                                                         4.5%     4.3%     4.2%
- ------------------------------------------------------------------------------------------------------------

TABLE 2 -- Consolidated Average Balances, Yields and Rates

                                                     1993                         1992                         1991
                                          --------------------------   --------------------------   --------------------------
                                          AVERAGE            YIELD/    AVERAGE            YIELD/    AVERAGE            YIELD/
YEARS ENDED DECEMBER 31,                  BALANCE   INTEREST  RATE     BALANCE   INTEREST  RATE     BALANCE   INTEREST  RATE
- ------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest income from earning assets:
  Loans                                   $302,455  $27,638    9.1%    $296,726  $28,600    9.6%    $273,944  $30,021   11.0%
  Taxable investment securities            252,853   13,182    5.2      238,495   14,540    6.1      158,321   12,243    7.7
  Non-taxable investment securities         63,341    4,383    6.9       48,103    3,823    7.9       33,224    3,105    9.3
  Federal funds sold and securities
    purchased under agreement to resell     25,790      767    3.0       34,678    1,228    3.5       93,310    5,319    5.7
  Interest-bearing deposits with banks       3,403      139    4.1        5,374      339    6.3        5,352      421    7.9
- ------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets         $647,842  $46,109    7.1%    $623,376  $48,530    7.8%    $564,151  $51,109    9.0%
- ------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets:
  Cash and due from banks                   29,599                       25,454                       21,086
  Other assets                              23,052                       20,276                       18,565
  Less: allowance for loan losses           (5,395)                      (4,551)                      (4,290)
- ------------------------------------------------------------------------------------------------------------------------------
Total assets                              $695,098                     $664,555                     $599,512
- ------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest expense on deposits and
    borrowed funds:
  Interest-bearing demand deposits        $204,521  $ 5,304    2.6%    $191,029  $ 6,671    3.5%    $152,136  $ 7,502    4.9%
  Savings deposits                         150,055    4,541    3.0      121,728    4,525    3.7       95,426    4,603    4.8
  Time deposits                            177,113    6,874    3.9      201,381   10,367    5.1      214,591   14,932    7.0
  Short-term borrowings                     13,537      307    2.3       15,347      417    2.7       12,114      573    4.7
  Long-term debt                               152       14    9.2          196       18    9.2          237       21    8.9
- ------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities    $545,378  $17,040    3.1%    $529,681  $21,998    4.2%    $474,504  $27,631    5.8%
- ------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
  Noninterest-bearing demand deposits       75,985                       68,457                       63,155
  Other liabilities                          6,976                        7,278                        7,999
  Stockholders' equity                      66,759                       59,139                       53,854
- ------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders'
 equity                                   $695,098                     $664,555                     $599,512
- ------------------------------------------------------------------------------------------------------------------------------
Net interest-earnings/spread                        $29,069    4.0%              $26,532    3.6%              $23,478    3.2%
- ------------------------------------------------------------------------------------------------------------------------------
Net interest margin                                            4.5%                         4.3%                         4.2%
- ------------------------------------------------------------------------------------------------------------------------------

Non-accrual loans are included in the average balances. Loan fees included in interest income for 1993, 1992, and 1991 were $283,000, $290,000 and $362,000, respectively. The indicated income and annual rate are presented on a taxable equivalent basis using the federal marginal rate of 34%.

6

TABLE 3 -- Rate/Volume Variance Analysis

                                   1993 OVER (UNDER) 1992         1992 OVER (UNDER) 1991
                                -----------------------------  -----------------------------
                                               CAUSED BY                      CAUSED BY
                                  TOTAL    ------------------    TOTAL    ------------------
                                VARIANCE     RATE     VOLUME   VARIANCE     RATE     VOLUME
- --------------------------------------------------------------------------------------------
Interest income from earnings
 assets:
  Loans                         $    (962) $ (1,507) $    545  $  (1,421) $ (3,794) $  2,373
  Taxable investment
    securities                     (1,358)   (2,197)      839      2,297    (2,977)    5,274
  Non-taxable investment
    securities                        560      (540)    1,100        718      (517)    1,235
  Federal funds sold and
    securities purchased
    under agreement to resell        (461)     (177)     (284)    (4,091)   (1,538)   (2,553)
  Interest-bearing deposits
    with banks                       (200)      (98)     (102)       (82)      (84)        2
- --------------------------------------------------------------------------------------------
Total interest income           $  (2,421) $ (4,519) $  2,098  $  (2,579) $ (8,910) $  6,331
- --------------------------------------------------------------------------------------------
Interest expense on deposits
 and borrowed funds:
  Interest-bearing demand
    deposits                    $  (1,367) $ (1,812) $    445  $    (831) $ (2,488) $  1,657
  Savings deposits                     16      (928)      944        (78)   (1,188)    1,110
  Time deposits                    (3,493)   (2,345)   (1,148)    (4,565)   (3,691)     (874)
  Short-term borrowings              (110)      (64)      (46)      (156)     (283)      127
  Long-term debt                       (4)       --        (4)        (3)       --        (3)
- --------------------------------------------------------------------------------------------
Total interest expense          $  (4,958) $ (5,149) $    191  $  (5,633) $ (7,650) $  2,017
- --------------------------------------------------------------------------------------------
Net interest income             $   2,537  $    630  $  1,907  $   3,054  $ (1,260) $  4,314
- --------------------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

The provision for loan losses is the charge to current earnings for potential losses associated with lending activities. Its purpose is to maintain the allowance for possible loan losses at a level adequate to cover potential losses in the loan portfolio. Changes in the mix and volume of the loan portfolio, delinquent and nonperforming loan portfolio totals, and economic conditions are considered when management evaluates the adequacy of the allowance for loan losses.
     In 1993 the provision for loan losses totaled $1,821,000, compared to $2,445,000 in 1992 and $1,341,000 in 1991. A detailed analysis of the allowance for possible loan losses is included with the discussion of loan quality beginning on page nine.

NONINTEREST INCOME

Noninterest income is composed of trust income, various service charges and fees, and other miscellaneous income items. As shown in Table 4, total noninterest income of $4.5 million increased 3.3 percent in 1993 over the 1992 total of $4.3 million. Service charges on deposit accounts, the largest component in the category, decreased slightly during the past year, and is attributable to customers maintaining higher balances and therefore assessed lower service charges and overdraft fees.
     Trust income was $472 thousand in 1993, an increase of 21.0 percent over 1992. A portion of trust fee income is based on the income generated by the assets under management. As interest rates dropped in 1992 and 1993, the income earned on these portfolios declined, which offset some of the income generated by new business and estate settlements. Bancorp did not realize any gains or losses on security transactions in 1993, whereas the gains in 1992 and 1991 were due to bonds called above par. The category of other income, which consists of safe deposit box fees, rental income generated by a non-banking affiliate, increased cash value of life insurance policies, and profit on the sale of mortgages, increased 9 percent in 1993. Farmers National Bank began to originate and sell mortgages in the secondary market during the past year which generated most of the increased fee income.

TABLE 4 -- Noninterest Income

                                                                                       CHANGE FROM PRIOR YEAR
                                                                             -------------------------------------------

                                                          YEARS ENDED             1993/92                 1992/91
                                                     ----------------------  ------------------    ---------------------
                                                      1993    1992    1991    AMOUNT    PERCENT     AMOUNT      PERCENT
- ------------------------------------------------------------------------------------------------------------------------
Trust department income                              $  472  $  390  $  519  $    82      21.0%    $  (129)      (24.9)%
Service charges on deposit accounts                   2,589   2,653   2,538      (64)     (2.4)        115         4.5
Other service charges, commissions and fees             499     440     412       59      13.4          28         6.8
Gains on sales of securities                             --      11      22      (11)   (100.0)        (11)      (50.0)
Other income                                            912     837     846       75       9.0          (9)       (1.1)
- ------------------------------------------------------------------------------------------------------------------------
Total                                                $4,472  $4,331  $4,337  $   141       3.3%    $    (6)       (0.1)%
- ------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE

Noninterest expense totaled $17.1 million in 1993, an increase of 7.1 percent over the 1992 total of $16.0 million. Table 5 details the various categories of noninterest expense. Salaries and employee benefits, which comprise 55.1% of noninterest expense, increased $611 thousand in 1993. The largest portion of the increase is attributable to the increased cost of employee benefits, including medical insurance, payroll taxes, and profit sharing and retirement plans. Full time equivalent employees totaled 310 at December 31, 1993 compared to 307 the previous year.
     The 13.7 percent increase in net occupancy expense reflects increased maintenance and repair costs at various branch locations and non-banking properties. The cost of replacement of all existing automated teller machines
(ATMs) as well as the installation of units at several new locations is reflected in the increase to furniture and equipment expense. However, the new units will enable the banks to offer greater convenience and expanded automated services to their customers.
     While the Federal Deposit Insurance assessment rate remained unchanged from 1992 to 1993, increased deposit growth generated higher premium expense. In 1992, the increased premium expense was attributable to higher premium assessments and a larger deposit base.
     Other expenses, which includes advertising, supplies, communication, postage, legal and professional services and other miscellaneous items rose 4.7 percent in 1993 over the previous year due primarily to increased business volumes and higher supplier costs.

TABLE 5 -- Noninterest Expense

                                                                 CHANGE FROM PRIOR YEAR
                                                           -----------------------------------

                                       YEARS ENDED             1993/92            1992/91
                                -------------------------  ----------------   ----------------
                                 1993     1992     1991    AMOUNT  PERCENT    AMOUNT  PERCENT
- ----------------------------------------------------------------------------------------------
Salaries and employee benefits  $ 9,435  $ 8,824  $ 8,600  $  611      6.9%   $ 224      2.6%
Net occupancy expense             1,177    1,035    1,029     142     13.7        6      0.6
Equipment expense                 1,277    1,136    1,241     141     12.4     (105 )   (8.5)
FDIC insurance expense            1,354    1,284    1,014      70      5.5      270     26.6
Other expenses                    3,874    3,701    3,365     173      4.7      336     10.0
- ----------------------------------------------------------------------------------------------
Total                           $17,117  $15,980  $15,249  $1,137      7.1%   $ 731      4.8%
- ----------------------------------------------------------------------------------------------

INCOME TAXES

The Corporation's effective income tax rate for 1993 was 27.2 percent, a slight decrease from the 1992 rate of 29.7 percent. The reduction is attributable to an increase in tax exempt municipal bond income and the effect of the implementation of SFAS No. 109 on current earnings.
     This statement requires an asset and liability approach for financial accounting and reporting for income taxes. The objective of accounting for income taxes under this statement is to recognize the amount of taxes payable or refundable for the current year and the deferred tax assets and liabilities for future tax consequences of existing differences between the financial reporting and tax reporting bases. The statement requires that deferred tax assets and liabilities be adjusted whenever tax rates or other provisions of the tax law change.

BALANCE SHEET REVIEW

At December 31, 1993 Bancorp had total assets of $714 million compared to $690 million the previous year, and $651 million at year-end 1991. This reflects increases of 3.5 percent and 6.0 percent, respectively. Average total assets were $695 million in 1993 and $665 million and $600 million for the two previous years. The growth in assets was funded primarily from increased deposits which averaged $608 million, $583 million and $525 million for the last three years. The following section will discuss funding sources and application of the funds in the asset mix.

INVESTMENT SECURITIES

The investment security portfolio is used to furnish liquidity, supply securities to pledge as collateral for public monies and other borrowings, and to serve as a major source of revenue. Bancorp invests in high quality securities with relatively short maturities, thereby insulating the market value of the portfolio from interest rate volatility.
     Effective December 31, 1993, Bancorp adopted the Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115) which revised its accounting policy with respect to investment securities. As a result, Bancorp now classifies its investment portfolio in two

8
categories. Securities are classified as "Held to Maturity" if it is Bancorp's intent and ability to hold the investments until maturity and are carried on the books at amortized cost. The remaining portfolio is classified as "Available for Sale" and carried on the books at fair value. This classification is based in part on management's expectations of future interest rates, and includes those securities which are used as part of our asset/liability strategy. It also enables management to respond to changes in interest rates, prepayment risk and other interest rate related factors. Bancorp does not maintain a trading account for investment securities.
     At December 31, 1993, the total investment security portfolio was $317 million, compared to $307 million in 1992, an increase of $10 million or 3.3 percent. Due to weak loan demand and continued low federal funds rates, funds were employed in the investment portfolio to increase earnings while maintaining low risk, high credit quality and liquidity.
     Proceeds from maturities as well as new funds were invested in all classes of securities during the past year. Short term U.S. Treasury and Agency securities were purchased pending the availability of higher yielding alternatives as rates begin to rise in 1994. Tax-free municipal bonds were purchased in anticipation of increased tax rates in the future which would increase the effective yield on those investments. The remainder of funds were invested in mortgage-backed securities (MBSs) and collateralized mortgage obligations (CMOs) which are guaranteed by Federal agencies, and are generally purchased with relatively short average lives and provide liquidity through periodic principal repayments while generating slightly higher yields.
     The breakdown of Bancorp's total investment portfolio at December 31, 1993 by classification, maturity and yield is shown in Table 6. Estimated prepayment assumptions have been incorporated into the maturities for MBSs and CMOs based on historical trends.

TABLE 6 -- Investment Securities

Available for Sale                                       UNDER 1      1-5      5-10     NO STATED
 DECEMBER 31, 1993                                         YEAR      YEARS     YEARS    MATURITY     TOTAL
- ------------------------------------------------------------------------------------------------------------
U.S. Treasury and Government agencies
  Carrying value                                         $ 2,008    $51,017   $9,837    $     --    $62,862
  Yield                                                     4.95%     4.41%     5.50%         --%      4.60%
Mortgaged-backed securities
  Carrying value                                           4,727    25,677       547          --     30,951
  Yield                                                     4.30      4.78      4.67          --       4.70
Equity securities
  Carrying value                                              --        --        --       6,826      6,826
  Yield                                                       --        --        --        2.97       2.97
- ------------------------------------------------------------------------------------------------------------
Total carrying value                                     $ 6,735    $76,694   $10,384   $  6,826    $100,639
- ------------------------------------------------------------------------------------------------------------
Weighted average yield                                      4.49%     4.53%     5.46%       2.97%      4.52%
- ------------------------------------------------------------------------------------------------------------

Held to Maturity                                         UNDER 1      1-5      5-10     NO STATED
 DECEMBER 31, 1993                                         YEAR      YEARS     YEARS    MATURITY     TOTAL
- ------------------------------------------------------------------------------------------------------------
U.S. Treasury and Government agencies
  Carrying value                                         $55,548    $14,948   $   --          --    $70,496
  Yield                                                     5.17%     4.20%       --%         --       4.96%
States and political subdivisions
  Carrying value                                          13,052    39,520    24,250          --     76,822
  Yield                                                     7.80      6.68      6.45          --       6.80
Corporate securities
  Carrying value                                           8,040     2,522        --          --     10,562
  Yield                                                     6.42      4.93        --          --       6.06
Mortgage-backed securities
  Carrying value                                          41,617    13,838     2,902          --     58,357
  Yield                                                     4.63      5.33      5.67          --       4.85
- ------------------------------------------------------------------------------------------------------------
Total carrying value                                     $118,257   $70,828   $27,152         --    $216,237
- ------------------------------------------------------------------------------------------------------------
Weighted average yield                                      5.36%     5.83%     6.37%         --       5.64%
- ------------------------------------------------------------------------------------------------------------

LOANS

The average level of loans outstanding during 1993 was $302 million, an increase of $5 million, or 1.7 percent, from the $297 million reported in 1992. The modest growth in the loan portfolio during 1993 was due in part to the current economic environment. The activity for new commercial and consumer loans was slow, while demand increased for new mortgage loans, both residential and commercial. The average loans outstanding in 1993 comprised 46.7 percent of average earnings assets, compared to 47.6 percent in 1992 and 48.6 percent in 1991.
     At December 31, 1993, total loans were $303 million, a 1.6 percent increase over the 1992 total of $299 million, which in turn was a 7.1 percent increase over the 1991 total of $279 million. At year-end 1993, the loan portfolio contained $244 million of loans secured by real estate, representing 79.9 percent of the total loans outstanding. However, a significant portion of the real estate loans consists of mortgages to individuals on their residences. Commercial mortgage loans represent primarily owner-occupied properties and income properties in our local trade areas. The decline in the sale of automobiles and other consumer-durable goods continues to have an adverse impact on the consumer loan portfolio, which decreased 14.2 percent in 1992 and 4.5 percent during the past year. The composition of the entire loan portfolio for the past five years is summarized in Table 7.
     The increase in average total loans in 1993 was insufficient to offset a decrease in the yields realized on loans, which decreased 50 basis points in 1993 to 9.1 percent, reflective of the lower overall interest rate environment. As a result, taxable equivalent interest income from loans in 1993 totaled $27.6 million, 3.4 percent below the $28.6 million realized in 1992.

TABLE 7 -- Loan Portfolio

DECEMBER 31,                                                   1993       1992       1991       1990       1989
- ------------------------------------------------------------------------------------------------------------------
Commercial and financial                                     $  35,859  $  40,153  $  42,400  $  52,611  $  52,601
Real estate - construction                                      19,807     18,489     24,168     25,007     14,807
Real estate - other                                            223,784    214,831    182,027    163,230    133,916
Consumer loans                                                  25,546     26,753     31,175     34,115     30,024
- ------------------------------------------------------------------------------------------------------------------
Total loans                                                    304,996    300,226    279,770    274,963    231,348
Less: unearned income                                            1,573      1,637      1,035      1,155      1,031
- ------------------------------------------------------------------------------------------------------------------
Total net loans                                              $ 303,423  $ 298,589  $ 278,735  $ 273,808  $ 230,317
- ------------------------------------------------------------------------------------------------------------------

LOAN QUALITY

Bancorp affiliates continued to maintain strong loan quality in 1993. The lending process is administered through a uniform loan policy which contains guidelines on lending limits, credit exposure limits, and loan administration. In addition, Bancorp has a centralized loan review function. Its responsibilities include reviewing credits, classifying them according to internal ratings and reporting information to management on an impartial and continuing basis.
     Each banking affiliate provides an allowance for possible loan losses which is maintained to absorb potential future losses. In order to evaluate the adequacy of this allowance, it is necessary to consider the growth and diversity of the loan portfolio, historical loan loss experience, current and future economic conditions, and the level of nonperforming and under-performing credits. These items are periodically reviewed by management to determine the adequacy of the allowance. At December 31, 1993, the percentage of the allowance for loan losses to net loans was 1.83 percent compared to 1.69 percent the previous year-end. The details of the allowance for possible loan losses are shown in Table 8.

10

TABLE 8 -- Allowance for Loan Losses

YEARS ENDED DECEMBER 31,                                    1993         1992         1991         1990         1989
- -----------------------------------------------------------------------------------------------------------------------
Average loans outstanding                                $302,455     $296,726     $273,944     $253,220     $221,004
- -----------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
  Balance at beginning of year                           $  5,034     $  3,955     $  3,865     $  3,021     $  2,578
  Loans charged-off:
    Commercial and financial                                  217          203        1,288          324          704
    Real estate - construction                                 --           --           --           --           --
    Real estate - other                                       933        1,080           26          327           25
    Consumer loans                                            223          182          165          204           78
- -----------------------------------------------------------------------------------------------------------------------
      Total loans charged-off                               1,373        1,465        1,479          855          807
- -----------------------------------------------------------------------------------------------------------------------
  Recoveries on loans previously charged-off:
    Commercial and financial                                   37           35           58            2           10
    Real estate - construction                                 --           --           --           --           --
    Real estate - other                                        18            6           88           --           --
    Consumer loans                                             21           58           82           39           24
- -----------------------------------------------------------------------------------------------------------------------
      Total recoveries                                         76           99          228           41           34
- -----------------------------------------------------------------------------------------------------------------------
  Net loans charged-off                                     1,297        1,366        1,251          814          773
  Provision for credit losses                               1,821        2,445        1,341        1,658        1,216
- -----------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                 $  5,558     $  5,034     $  3,955     $  3,865     $  3,021
- -----------------------------------------------------------------------------------------------------------------------
Ratio of net charged-off loans to average loans
 outstanding                                                 0.43%        0.46%        0.46%        0.32%        0.35%
- -----------------------------------------------------------------------------------------------------------------------
Ratio of allowance to loans at year-end                      1.83%        1.69%        1.42%        1.41%        1.31%
- -----------------------------------------------------------------------------------------------------------------------

NONPERFORMING LOANS

Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more. It is management's policy to place loans on a nonaccrual status when principal or interest payments become 90 days past due. Loans in excess of 90 days past due will remain accruing only if the loans are well secured and collection is in process. A loan may be put on nonaccrual status sooner than this standard if, in management's judgement, that loan may be uncollectible. A breakdown of Bancorp's nonperforming loans as of the end of each of the past five years is shown in Table 9. The increase in total nonperforming loans during previous years is reflective of the decline in general economic conditions, and especially the local real estate markets. As of December 31, 1993, total nonperforming loans decreased 18.0 percent from the previous year and now total .95 percent of total loans.

TABLE 9 -- Nonperforming Loans

AT DECEMBER 31,                                             1993         1992          1991          1990          1989
- ---------------------------------------------------------------------------------------------------------------------------
Loans not accruing interest                              $  2,654     $  3,176      $     --      $    445      $    886
Accruing loans 90 days past due                               220          328         1,256           623           102
- ---------------------------------------------------------------------------------------------------------------------------
Totals                                                   $  2,874     $  3,504      $  1,256      $  1,068      $    988
- ---------------------------------------------------------------------------------------------------------------------------
As a percent of loans                                         .95%        1.17%          .45%          .39%          .43%
- ---------------------------------------------------------------------------------------------------------------------------

FUNDING SOURCES

Deposits are the primary funding source for Bancorp's affiliate banks. At December 31, 1993, total deposits were $620 million compared to $607 million the prior year-end. Average deposits for 1993 were $608 million, an increase of $25 million or 4.3 percent over the previous year. Table 10 presents the composition of Bancorp's average deposit mix during the past five years.

TABLE 10 -- Deposits

YEARS ENDED DECEMBER 31,                                       1993       1992       1991       1990       1989
- ------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                          $  75,985  $  68,457  $  63,155  $  67,199  $  68,056
Interest-bearing demand deposits                               204,521    191,029    152,136    111,132    103,096
Savings deposits                                               150,055    121,728     95,426     79,787     74,312
Time deposits                                                  177,113    201,381    214,591    175,618    145,446
- ------------------------------------------------------------------------------------------------------------------
Total average deposits                                       $ 607,674  $ 582,595  $ 525,308  $ 433,736  $ 390,910
- ------------------------------------------------------------------------------------------------------------------

     Bancorp's affiliate banks rank high in financial soundness when compared to peers, which contributed to the continued growth in deposited funds. The substantial growth in both interest bearing demand and savings deposits more than offset the decline in time deposit balances. Declining certificates of deposit balances are due primarily to the low interest rate environment and customer preference for shorter maturities. In 1994, Bancorp expects continued moderate growth in deposits and will concentrate on pricing its core deposits relative to market rates.
     The affiliate banks do not rely on borrowed funds or large denomination time deposits to fund their earning assets. Time deposits in excess of $100,000 totaled $30.0 million at year-end 1993 and $33.7 million in 1992. A maturity distribution of time deposits over $100,000 at December 31, 1993 is shown in the accompanying table. Short-term borrowings at December 31, 1993 included $9.2 million in repurchase agreements and $6.8 million in U.S. Treasury tax and loan deposits.

TABLE 11 -- Time Deposits Over $100,000

                                                                                   CERTIFICATES  OTHER TIME
DECEMBER 31, 1993                                                                  OF DEPOSIT     DEPOSITS       TOTAL
- ------------------------------------------------------------------------------------------------------------------------
Three months or less                                                                $  12,605     $     127    $  12,732
Over three months to six months                                                         3,343           279        3,622
Over six months to twelve months                                                       10,247           224       10,471
Over twelve months                                                                      3,039           101        3,140
- ------------------------------------------------------------------------------------------------------------------------
Total deposits greater than $100,000                                                $  29,234     $     731    $  29,965
- ------------------------------------------------------------------------------------------------------------------------

ASSET/LIABILITY MANAGEMENT

The principal objective of asset/liability management is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and to facilitate the funding needs of Bancorp. To achieve this objective, a combination of selected investments and funding sources with various maturity structures is utilized.
     Administration of this objective is the function of the Asset and Liability Management Committee ("ALCO"). The committee measures interest rate risk, liquidity and capital levels through regular review and analysis of deposit and loan trends, projections of cash flows in various categories of loans and investment securities, and management of interest rate spreads. It attempts to identify and control the potential impact that changes in market interest rates have on the net interest spread.

LIQUIDITY

A well structured balance sheet provides liquidity, which is the ability to manage assets and liabilities in a manner that most efficiently meets the cash flow requirements of customers, whether in the form of loan demand or deposit activity. Meeting the challenge of providing liquidity in a profitable manner is especially important in today's volatile money markets. Bancorp's financial obligations could be met either through the reduction or maturity of existing assets or by the acquisition of additional funding. ALCO formulates the funding and investment strategies necessary to maintain an appropriate balance between interest sensitive assets and liabilities, which is important to the maintenance of adequate liquidity.

12

     Bancorp's excellent liquidity position is the result of a high percentage of core deposits and equity capital coupled with a short-term investment portfolio and a moderate-sized loan portfolio. At December 31, 1993, the loan to deposit ratio was 48.9 percent. During the year, excess funds attained from deposit growth were employed in the investment portfolio with relatively short term maturities and in overnight federal funds. In 1993 Farmers National Bank applied to join the Federal Home Loan Bank System, and received membership approval during the first quarter of 1994. Membership will provide a potential source of liquidity and interest rate risk management.

INTEREST RATE SENSITIVITY

Interest rate sensitivity is related to liquidity in that each is affected by maturing assets and sources of funds. However, interest sensitivity also recognizes that certain assets and liabilities have interest rates that are subject to change prior to maturity. Interest rate sensitivity refers to the net interest income volatility resulting from changes in interest rates, product spread variability and mismatches in the repricing between interest rate sensitive assets and liabilities. Bancorp is committed to avoidance of speculative interest rate positions and places primary focus on an appropriate balance of period gaps between rate sensitive assets and liabilities. Due to the continuing philosophy of maintaining liquidity while matching both rate sensitivity and maturities of assets and liabilities, ALCO believes the Company is reasonably well positioned for subsequent interest rate movements.
     Interest rate risk arises from mismatches between the repricing or maturity characteristics of assets and liabilities, and the impact of a rising or falling rate environment. A static repricing gap report provides a measure of interest rate risk as of a particular point in time. Risk factors not reflected in gap analysis include differences in the speed and amount of response by the specific types of assets and liabilities to a change in general market rates. The gap presented at any one point in time is one measure of the risk inherent in the existing balance sheet structure as it relates to potential changes in net interest income. Table 12 shows the estimated repricing gap position of Bancorp as of December 31, 1993. In all periods under one year there is a positive cumulative interest rate sensitivity gap, which positions the Company to maximize interest margins during a period of rising rates, as anticipated in 1994. The distribution in the table is based on a combination of maturities, call provisions, repricing frequencies and prepayment patterns. Interest-bearing demand and savings deposits are estimated to exhibit some interest rate sensitivity based on management's analysis of historical trends. As with all techniques for measuring interest rate risk, assumptions must be made about the repricing characteristics of certain assets and liabilities. Gap alone does not accurately measure the degree of change in net interest income since changes in interest rates do not alone affect all categories of assets and liabilities equally or simultaneously.

TABLE 12 -- Interest Rate Sensitivity

          (RATE SENSITIVE ASSETS AND LIABILITIES)

                                               1 TO         91 TO       181 TO       1 - 5         OVER
DECEMBER 31, 1993                            90 DAYS      180 DAYS     365 DAYS      YEARS        5 YEARS      TOTAL
- ----------------------------------------------------------------------------------------------------------------------
ASSETS
Federal funds sold and other short-term
 investments                                $ 42,400     $      --     $ 2,328     $     --     $      --     $44,728
Investment securities                         66,840        38,371      44,114      132,808        34,049     316,182
Loans                                        111,663        11,717      22,109      128,977        28,957     303,423
- ----------------------------------------------------------------------------------------------------------------------
Total earning assets                        $220,903     $  50,088     $68,551     $261,785     $  63,006     $664,333
- ----------------------------------------------------------------------------------------------------------------------
LIABILITIES
Interest-bearing deposits                   $167,519     $  69,215     $58,760     $ 89,394     $ 150,389     $535,277
Borrowed funds                                17,329            --          --          128            --      17,457
- ----------------------------------------------------------------------------------------------------------------------
Total interest sensitive liabilities        $184,848     $  69,215     $58,760     $ 89,522     $ 150,389     $552,734
- ----------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap               $ 36,055     $ (19,127)    $ 9,791     $172,263     $(87,383)
- -----------------------------------------------------------------------------------------------------------
Cumulative interest rate sensitivity gap    $ 36,055     $  16,928     $26,719     $198,982     $ 111,599
- -----------------------------------------------------------------------------------------------------------
Cumulative gap as a percentage of interest
 earning assets                                  5.4%          2.6%        4.0%        30.0%         16.8%
- -----------------------------------------------------------------------------------------------------------

INFLATION

The majority of the assets and liabilities of Bancorp are monetary in nature, and therefore differ greatly from those of companies that have sufficient investments in fixed assets or inventories. Financial institutions have greater exposure to losses from rapidly changing interest rates than from reductions in purchasing power. Management believes that the most significant impact on its financial results is Bancorp's ability to react to interest rate changes, rather than changes in the general level of prices.

CAPITAL RESOURCES

A strong capital base provides for growth and expansion activities, gives stability to current operations, and adds to public confidence in the Corporation. Capital resources are also very important to a financial institution because they provide a measure of protection against unanticipated declines in asset value and thereby help safeguard the funds of depositors. Management believes that given the quality of Bancorp's assets, the structure of its balance sheet, and its ability to generate and retain earnings, our capital is adequate and will provide for future growth.
     Minimum required levels of capital for financial institutions are determined by the Federal Reserve Board and appropriate regulatory agencies. Under current regulatory rules, risk-based capital ratios of 4% for tier 1 capital and 8% for total capital are required. As of December 31, 1993, Bancorp's tier 1 risk-adjusted capital ratio was 18.3 percent and the total capital ratio was 19.5 percent, both well above the regulatory requirements. Table 13 compares Bancorp's capital ratios to those required by current regulatory standards.

TABLE 13 -- Capital Ratios

                                       RISK-BASED   RISK-BASED
                                        CAPITAL      CAPITAL      REGULATORY
DECEMBER 31                               1993         1992      REQUIREMENTS
- -----------------------------------------------------------------------------
Tier 1 capital                         $ 68,841     $ 60,669
Tier 2 capital                            4,707        4,525
- -----------------------------------------------------------------------------
Total capital                          $ 73,548     $ 65,194
Risk-adjusted assets                   $376,570     $362,009
Risk-based capital ratios:
  Tier 1                                   18.3%        16.8%            4.0%
  Total capital (Tier 1 plus Tier 2)       19.5%        18.0%            8.0%
- -----------------------------------------------------------------------------
Tier 1 capital                         $ 68,841     $ 60,669
Total adjusted assets                  $701,592     $679,158
Leverage capital ratio                      9.8%         8.9%    3.0% to 5.0%
- -----------------------------------------------------------------------------

     Total equity capital at year-end was $69.9 million, an $8.1 million increase over the prior year. This increase resulted from the net retention of earnings after all dividend distributions. Strong core earnings allowed for the continuation of annual dividend increases as well as continued growth in book value. During the fourth quarter of 1993, the Board of Directors voted to increase the quarterly dividend from $.25 to $.30 per share, which on an annualized basis represents a 20.0 percent increase. Book value per share at the end of 1993 was $25.91, an increase of 13.1 percent over the previous year. Table 14 shows dividends per share on a quarterly basis. The range of high and low quotations of per share market value supplied by local brokerage firms is also tabulated. Bancorp's common stock is traded lightly in the over-the-counter market.

TABLE 14 -- Common Stock Price and Dividend History

                                                    CASH
                                                  DIVIDENDS
                             HIGH        LOW      DECLARED
- -----------------------------------------------------------
1991
First quarter               $30        $27            $.20
Second quarter               30 1/2     27 1/2         .20
Third quarter                30         27 1/2         .20
Fourth quarter               29         26             .21
- -----------------------------------------------------------
1992
First quarter               $27 1/2    $27            $.21
Second quarter               29 1/2     28             .21
Third quarter                31 1/2     28             .21
Fourth quarter               30         29             .25
- -----------------------------------------------------------
1993
First quarter               $30        $30            $.25
Second quarter               31 1/4     30             .25
Third quarter                31         29 3/4         .25
Fourth quarter               32         30             .30
- -----------------------------------------------------------

14

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

AS OF DECEMBER 31,                                               1993        1992
- ------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                        $  30,460   $  30,282
Interest-bearing time deposits with banks                          2,328       4,316
Federal funds sold                                                42,400      33,800
Investment securities:
  Available for sale                                             100,639          --
  Held to maturity -- fair value of $217,779 (1993) and
    $309,342 (1992)                                              216,237     306,925
Loans                                                            303,423     298,589
Less: allowance for loan losses                                   (5,558)     (5,034)
- ------------------------------------------------------------------------------------
    Net loans                                                    297,865     293,555
Premises and equipment, net                                        9,182       8,128
Other real estate owned                                            2,100       2,100
Accrued income and other assets                                   12,998      11,104
- ------------------------------------------------------------------------------------
Total assets                                                   $ 714,209   $ 690,210
- ------------------------------------------------------------------------------------
LIABILITIES
Deposits:
  Noninterest-bearing demand deposits                          $  84,680   $  78,268
  Interest-bearing demand deposits                               204,481     203,074
  Savings deposits                                               162,175     138,576
  Time deposits                                                  168,621     187,185
- ------------------------------------------------------------------------------------
    Total deposits                                               619,957     607,103
Short-term borrowings                                             17,329      14,019
Long-term debt                                                       128         175
Accrued expenses and other liabilities                             6,855       7,080
- ------------------------------------------------------------------------------------
Total liabilities                                                644,269     628,377
- ------------------------------------------------------------------------------------
Commitments and contingencies (Footnote 15)
STOCKHOLDERS' EQUITY
Common stock, par value $1.00 per share;
 shares authorized 10,000,000; shares issued 2,699,056             2,699       2,699
Surplus                                                           29,728      29,728
Retained earnings                                                 37,511      29,406
Net unrealized holding gains on investment securities
 available for sale                                                    2          --
- ------------------------------------------------------------------------------------
Total stockholders' equity                                        69,940      61,833
- ------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                     $ 714,209   $ 690,210
- ------------------------------------------------------------------------------------

See accompanying notes.

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

YEARS ENDED DECEMBER 31,                                  1993       1992       1991
- --------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                              $ 27,485   $ 28,444   $ 29,795
Interest on time deposits with banks                         139        339        421
Interest on federal funds sold                               767      1,228      5,319
Interest and dividends on investment securities:
  Taxable interest and dividend income                    13,182     14,540     12,243
  Tax-exempt interest and dividend income                  2,999      2,629      2,145
- --------------------------------------------------------------------------------------
    Total interest income                                 44,572     47,180     49,923
- --------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                      16,719     21,563     27,037
Interest on short-term borrowings                            307        417        573
Interest on long-term debt                                    14         18         21
- --------------------------------------------------------------------------------------
    Total interest expense                                17,040     21,998     27,631
- --------------------------------------------------------------------------------------
Net interest income                                       27,532     25,182     22,292
Provision for loan losses                                  1,821      2,445      1,341
- --------------------------------------------------------------------------------------
Net interest income after provision for loan losses       25,711     22,737     20,951
- --------------------------------------------------------------------------------------
NONINTEREST INCOME
Trust income                                                 472        390        519
Service charges on deposit accounts                        2,589      2,653      2,538
Other service charges and commissions                        499        440        412
Gains on investment securities                                --         11         22
Other income                                                 912        837        846
- --------------------------------------------------------------------------------------
    Total noninterest income                               4,472      4,331      4,337
- --------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                             9,435      8,824      8,600
Net occupancy expense                                      1,177      1,035      1,029
Furniture and equipment expense                            1,277      1,136      1,241
FDIC insurance expense                                     1,354      1,284      1,014
Other expenses                                             3,874      3,701      3,365
- --------------------------------------------------------------------------------------
    Total noninterest expense                             17,117     15,980     15,249
- --------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of
 accounting change                                        13,066     11,088     10,039
Income taxes                                               3,558      3,294      3,089
- --------------------------------------------------------------------------------------
Income before cumulative effect of accounting change       9,508      7,794      6,950
Cumulative effect of accounting change                     1,431         --         --
- --------------------------------------------------------------------------------------
NET INCOME                                              $ 10,939   $  7,794   $  6,950
- --------------------------------------------------------------------------------------
PER SHARE AMOUNTS
Income before cumulative effect of accounting change    $   3.52   $   2.89   $   2.58
Cumulative effect of accounting change                       .53         --         --
- --------------------------------------------------------------------------------------
NET INCOME                                              $   4.05   $   2.89   $   2.58
- --------------------------------------------------------------------------------------

See accompanying notes.

16

                            CONSOLIDATED STATEMENTS
                                 OF CASH FLOWS
                          ----------------------------
                             (DOLLARS IN THOUSANDS)

YEARS ENDED DECEMBER 31,                           1993       1992       1991
- --------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                       $  10,939  $   7,794  $   6,950
Adjustments to reconcile net income to net cash
    provided by operating activities:
  Cumulative effect of accounting change            (1,431)        --         --
  Provision for loan losses                          1,821      2,445      1,341
  Depreciation and amortization                      1,162        975      1,110
  Provision for deferred income taxes                 (606)      (576)      (277)
  Decrease (increase) in accrued income and
    other assets                                        78        386     (1,177)
  Increase (decrease) in accrued expenses and
    other liabilities                                 (225)      (866)       437
  Other, net                                         2,025      1,492        610
- --------------------------------------------------------------------------------
Net cash provided by operating activities           13,763     11,650      8,994
- --------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing
 balances with banks                                 1,988      4,498     (5,207)
Maturities, sales and principal payments of
 investment securities                             149,811    138,377     66,828
Funds invested in investment securities           (161,709)  (188,796)  (189,319)
Net (increase) in loans                             (6,207)   (23,442)    (6,406)
Expenditures for premises and equipment             (2,151)      (663)      (591)
Proceeds from sales of premises and equipment           --         --         32
- --------------------------------------------------------------------------------
Net cash (applied to) investing activities         (18,268)   (70,026)  (134,663)
- --------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in deposits                            12,854     38,026     95,215
Net increase (decrease) in short-term
 borrowings                                          3,310     (3,314)     5,235
Repayments of long-term debt                           (47)       (43)       (39)
Cash dividends                                      (2,834)    (2,375)    (2,186)
- --------------------------------------------------------------------------------
Net cash provided by financing activities           13,283     32,294     98,225
- --------------------------------------------------------------------------------
Net increase (decrease) in cash and cash
 equivalents                                         8,778    (26,082)   (27,444)
Cash and cash equivalents at beginning of year      64,082     90,164    117,608
- --------------------------------------------------------------------------------
Cash and cash equivalents at end of year         $  72,860  $  64,082  $  90,164
- --------------------------------------------------------------------------------
NONCASH INVESTING ACTIVITIES
Transfer from loans to other real estate owned   $      --  $   2,100  $      --
Net unrealized holding gains on investment
 securities available for sale                           2         --         --
- --------------------------------------------------------------------------------

See accompanying notes.

                           CONSOLIDATED STATEMENTS OF
                        CHANGES IN STOCKHOLDERS' EQUITY
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 NET UNREALIZED
                                                                  HOLDING GAINS
                                                                  ON SECURITIES
YEARS ENDED DECEMBER 31, 1993, 1992   COMMON           RETAINED     AVAILABLE
AND 1991                              STOCK   SURPLUS  EARNINGS     FOR SALE
- --------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1991           $2,699  $29,728  $ 19,223  $          --
Net income                               --        --     6,950             --
Cash dividends ($.81 per share)          --        --    (2,186)            --
- --------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1991         2,699    29,728    23,987             --
Net income                               --        --     7,794             --
Cash dividends ($.88 per share)          --        --    (2,375)            --
- --------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1992         2,699    29,728    29,406             --
Net income                               --        --    10,939             --
Cash dividends ($1.05 per share)         --        --    (2,834)            --
Cumulative effect, net of income
 taxes, of the initial application
 of Statement of Financial
 Accounting Standards No. 115            --        --        --              2
- --------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1993         $2,699  $29,728  $ 37,511  $           2
- --------------------------------------------------------------------------------

See accompanying notes.

                                    NOTES TO
                       CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE_1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION
The consolidated financial statements include the accounts of Farmers National Bancorp ("Bancorp"), its affiliated banks, Farmers National Bank of Maryland, The Caroline County Bank and Atlantic National Bank, and other affiliates Farmers National Land Corporation and Farmers National Mortgage Corporation, with all significant intercompany transactions eliminated. The investment in affiliates is recorded on the books of the holding company on the basis of its equity in the net assets of the affiliates.
       Bancorp and its affiliates use the accrual basis of accounting, except for trust income which is recorded on the cash basis. Assets (other than cash) held for others under fiduciary and agency relationships are not included in the accompanying consolidated balance sheets since they are not assets of Bancorp or its affiliates. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1993.

INVESTMENT SECURITIES
Investment securities available for sale are stated at fair value based on quoted market prices. They represent those securities which management may sell as part of its asset/ liability strategy or which may be sold in response to changing interest rates, changes in prepayment risk or similar factors. Gains and losses on the disposition of investment securities available for sale are shown separately in the consolidated statements of income. The cost of securities sold is determined by the specific identification method.
       Investment securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. Bancorp has the ability and the intent to hold such investments to maturity.

INTEREST AND FEES ON LOANS
Interest income on loans is accrued at the contractual rate on the principal amount outstanding. When scheduled principal or interest payments are past due 90 days or more on any loan not fully secured by marketable collateral, the accrual of interest income is discontinued and recognized only as collected. The loan is restored to an accruing status when all amounts past due have been paid and the borrower has demonstrated the ability to continue such payments. Loan origination and commitment fees and

18
certain direct loan origination costs are being deferred and the net amount amortized over the contractual life of the loan as an adjustment to the loan's yield.

ALLOWANCE FOR LOAN LOSSES
The determination of the balance of allowance for loan losses is based on an analysis of the loan portfolio, past loan experience and current economic conditions and reflects an amount which, in management's judgment, is adequate to provide for potential loan losses. Provisions for loan losses are charged to operating expenses.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation and amortization computed predominantly by accelerated methods over the estimated useful lives of the properties. Expenditures for maintenance, repairs and minor renewals are charged to operations; expenditures for betterments are charged to the property accounts. Upon retirement or other disposition of the properties, the carrying value and the related accumulated depreciation are removed from the accounts.

OTHER REAL ESTATE OWNED
Assets acquired through foreclosure proceedings, acceptance of deed in lieu of foreclosure or transfer in exchange for an outstanding loan are carried at the lower of cost or fair value minus estimated costs to dispose. Cost includes loan principal, accrued interest and subsequent expenditures. Any excess of cost over the carrying value at the time of acquisition is charged to the allowance for loan losses. The estimated fair value is reviewed periodically by management and any valuation adjustments are reflected in the income statement.

INCOME TAXES
Income taxes are based on income and expense amounts in the statement of income. Under the liability method, deferred taxes are determined based on the differences between the tax and financial accounting bases of assets and liabilities and are measured at the enacted tax rates expected to be in effect at the time these differences are reversed.

EARNINGS PER SHARE
Earnings per share are based on the weighted average number of shares outstanding of 2,699,056.

CASH FLOWS
Bancorp has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks" and "Federal funds sold." For the years ended December 31, 1993, 1992, and 1991 Bancorp paid interest and income taxes as follows:

(DOLLARS IN THOUSANDS)
DECEMBER 31,                                            1993     1992     1991
- -------------------------------------------------------------------------------------------
Interest                                               $17,532  $23,525  $27,546
Taxes                                                  $ 4,283  $ 3,651  $ 3,602
- -------------------------------------------------------------------------------------------

PROSPECTIVE ACCOUNTING CHANGES
In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." Statement 112 establishes accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. This Statement is effective for fiscal years beginning after December 15, 1993. The adoption of statement No. 112 will have no effect on Bancorp's financial statements.
       In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." Statement 114 applies to loans that are considered impaired, where it is probable that the creditor will not collect all principal and interest payments according to the loan's contractual terms. Under Statement 114, impaired loans must be measured by methods that consider the present value of the expected future cash flows discounted at the loan's effective interest rate, the observable market price of the loan, or the fair value of the collateral. If the measure of an impaired loan is less than the carrying value, a valuation allowance must be established. The Statement is effective for fiscal years beginning after December 15, 1994. The effect of adopting Statement 114 is currently under review.

NOTE_2
ADOPTION OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
Effective January 1, 1993, Bancorp adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires that deferred income taxes reflect the future years' tax consequences of differences between the tax and financial accounting bases of assets and liabilities. Prior to 1993, deferred income taxes were provided for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes.
       The cumulative effect at January 1, 1993 of adopting Statement No. 109 totaled $1,431,000 and is included in determining net income for 1993.
       On December 31, 1993, Bancorp adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires Bancorp to

                                                                              19
identify and segregate its investment securities portfolio into those securities it intends to hold to maturity and those securities which are available for sale. Investment securities held to maturity are carried at amortized cost while investment securities available for sale are carried at fair value. Net unrealized holding gains and losses on securities available for sale are reported as a separate component of stockholders' equity, net of related income taxes.
       The initial application of Statement No. 115 resulted in recording a net unrealized gain of $2,000 (net of income taxes of $2,000) relating to Bancorp's investments securities available for sale.

NOTE_3
RESTRICTIONS ON CASH AND DUE FROM BANKS
The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. The amounts of such reserves are based on percentages of certain deposit types and totaled $9,208,000 at December 31, 1993. At that date, compensating balances of $5,755,000 were being maintained with correspondent banks to cover the costs of services provided.

NOTE_4
INVESTMENT SECURITIES -- AVAILABLE FOR SALE
The amortized cost, gross unrealized holding gains and losses and fair values of investment securities available for sale were as follows:


                                                             GROSS
                                                           UNREALIZED
                                                            HOLDING
(DOLLARS IN THOUSANDS)                        AMORTIZED  --------------   FAIR
DECEMBER 31, 1993                               COST     GAINS   LOSSES   VALUE
- -------------------------------------------------------------------------------------------
U.S. Treasury and
 Government agencies                          $  62,854  $  168  $  160  $62,862
Mortgage-backed securities                       31,021      71     141   30,951
- -------------------------------------------------------------------------------------------
Total debt securities                            93,875     239     301   93,813
Equity securities                                 6,760      66      --    6,826
- -------------------------------------------------------------------------------------------
Total                                         $ 100,635  $  305  $  301  $100,639
- -------------------------------------------------------------------------------------------

The amortized cost and fair value of debt securities available for sale at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The average life of mortgage-backed securities is estimated to be less than five years based on historical prepayment patterns; however, the actual maturity of the portfolio may be shorter or longer due to prepayment fluctuations.

                                                              AMORTIZED   FAIR
(DOLLARS IN THOUSANDS)                                          COST      VALUE
- -------------------------------------------------------------------------------------------
Due in one year or less                                       $   2,000  $ 2,008
Due after one year through five years                            51,071   51,017
Due after five years through ten years                            9,783    9,837
- -------------------------------------------------------------------------------------------
Subtotal                                                         62,854   62,862
Mortgage-backed securities                                       31,021   30,951
- -------------------------------------------------------------------------------------------
Total debt securities                                         $  93,875  $93,813
- -------------------------------------------------------------------------------------------

Securities available for sale with a book value of $3,250,000 were pledged at December 31, 1993 as collateral for borrowings and certain government deposits as required or permitted by law.

NOTE_5
INVESTMENT SECURITIES -- HELD TO MATURITY
The amortized cost, gross unrealized gains and losses and fair values of investment securities held to maturity were as follows:

                                                  GROSS       GROSS
(DOLLARS IN THOUSANDS)               AMORTIZED  UNREALIZED  UNREALIZED    FAIR
DECEMBER 31, 1993                      COST       GAINS       LOSSES     VALUE
- -------------------------------------------------------------------------------------------
U.S. Treasury and
 Government agencies                 $  70,496  $     373   $      53   $ 70,816
States and political subdivisions       76,822      1,070         172     77,720
Corporate securities                    10,562        128           3     10,687
Mortgage-backed securities              58,357        315         116     58,556
- -------------------------------------------------------------------------------------------
Total                                $ 216,237  $   1,886   $     344   $217,779
- -------------------------------------------------------------------------------------------

                                                  GROSS       GROSS
(DOLLARS IN THOUSANDS)               AMORTIZED  UNREALIZED  UNREALIZED    FAIR
DECEMBER 31, 1992                      COST       GAINS       LOSSES     VALUE
- -------------------------------------------------------------------------------------------
U.S. Treasury and
 Government agencies                 $ 155,300  $   1,845   $     296   $156,849
States and political subdivisions       53,431        929         115     54,245
Corporate securities                    10,836        210          16     11,030
Mortgage-backed securities              77,189        236         381     77,044
- -------------------------------------------------------------------------------------------
Total debt securities                  296,756      3,220         808    299,168
Equity securities                       10,169         30          25     10,174
- -------------------------------------------------------------------------------------------
Total                                $ 306,925  $   3,250   $     833   $309,342
- -------------------------------------------------------------------------------------------

The amortized cost and fair value of debt securities held to maturity at December 31, 1993 and 1992, by contractual maturity, are shown below. Expected maturities will differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The average life of mortgage-backed securities is estimated to be less than five years based on historical prepayment patterns; however, the actual maturity of the portfolio may be shorter or longer due to prepayment fluctuations.

20

                                         DECEMBER 31, 1993    DECEMBER 31, 1992
                                        -------------------  -------------------
                                        AMORTIZED    FAIR    AMORTIZED    FAIR
(DOLLARS IN THOUSANDS)                    COST      VALUE      COST      VALUE
- -------------------------------------------------------------------------------------------
Due in one year or less                 $  76,640  $ 77,281  $  82,040  $ 83,373
Due after one year through five years      56,990    57,537    128,457   129,474
Due after five years through ten years     24,250    24,405      9,070     9,277
- -------------------------------------------------------------------------------------------
Subtotal                                  157,880   159,223    219,567   222,124
Mortgage-backed securities                 58,357    58,556     77,189    77,044
- -------------------------------------------------------------------------------------------
Total debt securities                   $ 216,237  $217,779  $ 296,756  $299,168
- -------------------------------------------------------------------------------------------

There were no sales of debt securities during 1993, 1992 or 1991. Gains of $11,000 and $22,000 on debt securities were recognized in 1992 and 1991, respectively, as a result of premiums paid on called debt securities.
       Securities held to maturity with a book value of $29,713,000 and $48,265,000 were pledged at December 31, 1993 and 1992, respectively, as collateral for borrowings and certain government deposits as required or permitted by law.
       At December 31, 1993 and 1992, the carrying value of no single issuer exceeded ten percent of stockholders' equity.

NOTE_6
LOANS AND ALLOWANCE FOR LOAN LOSSES
Loans were classified as follows:

(DOLLARS IN THOUSANDS)
DECEMBER 31,                                                    1993      1992
- -------------------------------------------------------------------------------------------
Real estate loans:
  Construction                                                $ 19,807  $ 18,489
  Other                                                        223,784   214,831
Commercial, financial and agricultural                          35,859    40,153
Consumer loans                                                  25,546    26,753
- -------------------------------------------------------------------------------------------
Total loans                                                    304,996   300,226
Unearned income                                                 (1,573)   (1,637)
- -------------------------------------------------------------------------------------------
Total loans -- net of unearned income                         $303,423  $298,589
- -------------------------------------------------------------------------------------------

At December 31, 1993, $2,654,000 of loans were considered nonaccrual loans (loans on which interest income is recognized only as collected). At the end of 1992 there were $3,176,000 of loans classified nonaccrual.
       Changes in the allowance for loan losses were as follows:

(DOLLARS IN THOUSANDS)                                  1993     1992     1991
- -------------------------------------------------------------------------------------------
Balance at January 1                                   $ 5,034  $ 3,955  $ 3,865
Provision charged to operating expenses                  1,821    2,445    1,341
Recoveries                                                  76       99      228
Loans charged off                                       (1,373)  (1,465)  (1,479)
- -------------------------------------------------------------------------------------------
Balance at December 31                                 $ 5,558  $ 5,034  $ 3,955
- -------------------------------------------------------------------------------------------

NOTE_7
PREMISES AND EQUIPMENT
Premises and equipment consisted of the following:

(DOLLARS IN THOUSANDS)
DECEMBER 31,                                                               1993     1992
- -----------------------------------------------------------------------------------------------------
Land                                                                      $ 2,096  $ 1,987
Buildings and leasehold improvements                                        8,120    7,922
Equipment                                                                   7,233    5,913
- -----------------------------------------------------------------------------------------------------
Total premises and equipment                                               17,449   15,822
Accumulated depreciation and amortization                                  (8,267)  (7,694)
- -----------------------------------------------------------------------------------------------------
Premises and equipment, net                                               $ 9,182  $ 8,128
- -----------------------------------------------------------------------------------------------------

Depreciation and amortization expense on premises, equipment and leasehold improvements amounted to $1,097,000 in 1993, $910,000 in 1992 and $1,037,000 in
1991.
       Bancorp's affiliates lease certain bank premises and equipment under various lease agreements. The initial terms of the branch banking leases range from 5 to 20 years. Most of the leases on premises contain options which enable the affiliates to renew the lease for periods of 5 to 20 years. In addition to minimum rentals, certain leases have escalation clauses based upon price indices and include provisions for additional payments to cover taxes, insurance and maintenance.
       Total rental expense for 1993, 1992 and 1991 was:

(DOLLARS IN THOUSANDS)                                          1993  1992  1991
- -------------------------------------------------------------------------------------------
Premises                                                        $308  $303  $283
Equipment                                                         16    13    14
- -------------------------------------------------------------------------------------------
Total rental expense                                            $324  $316  $297
- -------------------------------------------------------------------------------------------

At December 31, 1993, required minimum annual rentals due on noncancelable operating leases having terms in excess of one year were $449,000. Minimum annual rentals for each of the years 1994 through 1998 are $188,000, $94,000, $38,000, $17,000 and $17,000, respectively.

NOTE_8
DEPOSITS
Included in interest-bearing deposits are certificates of deposit in denominations of $100,000 or more which totaled $29,234,000 and $33,664,000 at December 31, 1993 and 1992, respectively.
       Interest on deposits consists of the following:

(DOLLARS IN THOUSANDS)                                  1993     1992     1991
- -------------------------------------------------------------------------------------------
Interest-bearing demand accounts                       $ 5,304  $ 6,671  $ 7,502
Savings accounts                                         4,541    4,525    4,603
Certificates of deposit
 ($100,000 or more)                                      1,159    1,613    2,458
Other time deposits                                      5,715    8,754   12,474
- -------------------------------------------------------------------------------------------
Total interest on deposits                             $16,719  $21,563  $27,037
- -------------------------------------------------------------------------------------------

NOTE_9
SHORT-TERM BORROWINGS
Short-term borrowings, which consist primarily of securities sold under agreements to repurchase and the U.S. Treasury demand note, were as follows:

(DOLLARS IN THOUSANDS)                                  1993     1992     1991
- -------------------------------------------------------------------------------------------
Amount outstanding at year-end                         $17,329  $14,019  $17,333
Weighted average interest rate at year-end                2.4%     2.2%     3.2%
Maximum amount outstanding
 at any month-end                                      $17,565  $17,474  $17,333
Average amount outstanding                             $13,537  $15,347  $12,114
Weighted average interest rate
 during the year                                          2.3%     2.7%     4.7%
- -------------------------------------------------------------------------------------------

NOTE_10
LONG-TERM DEBT
Long-term debt consists of the following:

(DOLLARS IN THOUSANDS)
DECEMBER 31,                                                    1993      1992
- -------------------------------------------------------------------------------------------
8.0% Mortgage note due November 30, 1995                      $     43  $     62
9.5% Mortgage note due July 1, 1996                                 85       113
- -------------------------------------------------------------------------------------------
Total long-term debt                                          $    128  $    175
- -------------------------------------------------------------------------------------------

The 8% mortgage note, payable in monthly installments of $2,000, is secured by a first deed of trust on bank premises which had a net book value of $185,000 at December 31, 1993.
       The 9.5% mortgage note, payable in monthly installments of $3,000 is secured by a first deed of trust on real property. The property has a net book value of $334,000 at December 31, 1993.

NOTE_11
PENSION AND PROFIT SHARING PLANS
Bancorp's banking affiliates sponsor defined benefit pension plans covering substantially all employees. Benefits are based on years of service and the employee's compensation during the last five years of employment. The Banks' funding policies are to contribute the maximum amount deductible for federal income tax purposes. Contributions provide not only for benefits attributed for service to date, but also for those expected to be earned in the future. Net pension cost for 1993, 1992 and 1991 includes the following components:

(DOLLARS IN THOUSANDS)                                       1993   1992   1991
- -------------------------------------------------------------------------------------------
Service cost-benefits earned during year                     $ 415  $ 402  $ 347
Interest cost on projected benefit obligation                  364    304    340
Actual return on plan assets                                  (403)  (413)  (851)
Net amortization and deferral                                  (42)   (40)   457
- -------------------------------------------------------------------------------------------
Net pension cost                                             $ 334  $ 253  $ 293
- -------------------------------------------------------------------------------------------

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.00% for 1993 and 7.75% for 1992 and 1991. The expected long-term rate of return on assets was 7.50% for 1993 and 8.00% for 1992 and 1991.
       The following table sets forth the plans' funded status and amounts recognized in Bancorp's financial position at December 31, 1993 and 1992:

(DOLLARS IN THOUSANDS)                                           1993     1992
- -------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of
    $3,763 and $2,810 in 1993 and 1992, respectively            $ 4,123  $ 3,056
- -------------------------------------------------------------------------------------------
  Projected benefit obligation for services rendered to date    $ 6,187  $ 5,159
Plan assets at fair value, primarily listed stocks and fixed
 income securities                                                5,729    5,426
- -------------------------------------------------------------------------------------------
Plan assets in excess of (less than) projected benefit
 obligation                                                        (458)     267
Unrecognized net gain from past experience different from that
 assumed and effects of changes in assumptions                     (599)    (950)
Prior service cost not yet recognized in net periodic pension
 cost                                                                --       --
Unrecognized net obligation at January 1, 1987 being
 recognized over 15 years                                          (322)    (362)
- -------------------------------------------------------------------------------------------
Accrued pension cost at December 31                             $(1,379) $(1,045)
- -------------------------------------------------------------------------------------------

Farmers National Bank of Maryland has a qualified noncontributory profit sharing plan covering all employees who meet certain service requirements.
       Contributions made to the plan for the years ended December 31, 1993, 1992 and 1991, were $673,000, $555,000, and $555,000, respectively.

NOTE_12
SUPPLEMENTAL RETIREMENT PLANS
Farmers National Bank of Maryland has entered into agreements with certain of its executive officers to provide certain supplemental benefits upon their retirement, death, or disability. The present value of these benefits is being accrued over the number of years remaining to their respective retirement dates. The amounts included in operating expenses for 1993, 1992, and 1991 were $186,000, $134,000 and $211,000, respectively.

NOTE_13
STOCK OPTION PLAN
Bancorp's stockholders, at their meeting of April 28, 1992, approved a stock option plan under which 50,000 shares of common stock have been reserved for issuance to officers and key employees of Bancorp and its subsidiaries. Options to purchase shares of common stock are granted at a price not less than the fair market value of the stock at the date of grant and may extend for a period of up to 10 years from the date of grant. To date, no options were granted under this plan.

22

NOTE_14
INCOME TAXES
The components of income tax expense are as follows:

(DOLLARS IN THOUSANDS)                                     1993    1992    1991
- -------------------------------------------------------------------------------------------
Current:
  Federal                                                 $3,886  $3,684  $2,619
  State                                                      278     186     747
- -------------------------------------------------------------------------------------------
Total current income taxes                                 4,164   3,870   3,366
- -------------------------------------------------------------------------------------------
Deferred:
  Federal                                                   (496)   (472)   (227)
  State                                                     (110)   (104)    (50)
- -------------------------------------------------------------------------------------------
Total deferred income taxes                                 (606)   (576)   (277)
- -------------------------------------------------------------------------------------------
Total income taxes                                        $3,558  $3,294  $3,089
- -------------------------------------------------------------------------------------------

The components of deferred income tax expense (benefit) are as follows:

(DOLLARS IN THOUSANDS)                                     1993    1992    1991
- -------------------------------------------------------------------------------------------
Provision for loan losses                                 $ (296) $   --  $   --
Deferred compensation                                        (69)    (60)    (92)
Loan fees and costs                                          (21)   (212)     41
Pension expense                                             (129)    (97)   (113)
Depreciation                                                 (11)     (6)     (5)
Loan income                                                  (31)     --      --
Discount accretion                                           (20)    (50)    (41)
Other, net                                                   (29)   (151)    (67)
- -------------------------------------------------------------------------------------------
Total deferred tax (benefit)                              $ (606) $ (576) $ (277)
- -------------------------------------------------------------------------------------------

A reconciliation of income taxes computed at the maximum statutory federal tax rate to total income taxes is as follows:

                                                        1993     1992     1991
(DOLLARS IN THOUSANDS)                                 AMOUNT   AMOUNT   AMOUNT
- -------------------------------------------------------------------------------------------
Tax computed at statutory rate (34.0%)                 $ 4,442  $ 3,770  $ 3,413
Tax exempt interest income                              (1,125)  (1,005)    (887)
State income taxes, net of federal income tax benefit      111       54      460
Nondeductible provision for credit losses                   --      367       22
Nondeductible interest expense                             112      114      112
Other, net                                                  18       (6)     (31)
- -------------------------------------------------------------------------------------------
Total income taxes                                     $ 3,558  $ 3,294  $ 3,089
- -------------------------------------------------------------------------------------------
Effective tax rate                                       27.2%    29.7%    30.8%
- -------------------------------------------------------------------------------------------

At December 31, 1993, net deferred tax assets total $3,832,000 and consist of the following:

                                                                 DEFERRED TAX
                                                               -----------------
(DOLLARS IN THOUSANDS)                                         ASSET   LIABILITY
- -------------------------------------------------------------------------------------------
Provision for loan losses                                      $2,052  $      --
Deferred compensation                                             655         --
Loan fees and costs                                               591         --
Pension expense                                                   532         --
Depreciation                                                       --         82
Loan income                                                        76         --
Discount accretion                                                 --         36
Net unrealized holding gains on securities
 available for sale                                                --          2
Other                                                              46         --
- -------------------------------------------------------------------------------------------
Total deferred taxes                                           $3,952  $     120
- -------------------------------------------------------------------------------------------

NOTE_15
FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
Bancorp's affiliated banks are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. The exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of the instruments. The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments.
       The banking affiliates generally require collateral or other security to support financial instruments with credit risk on the same basis as it does for on-balance-sheet instruments. The amount of collateral or other security is determined based on management's credit evaluation of the counterparty.
       At December 31, 1993 and 1992 financial instruments whose contract amounts represented credit risk included $4,407,000 and $2,804,000 of standby letters of credit and $65,768,000 and $65,082,000 of commitments to extend credit. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to a customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis.

NOTE_16
FAIR VALUE OF FINANCIAL INSTRUMENTS
Statement of Financial Accounting Standards No. 107 (SFAS No. 107), "Disclosures about Fair Value of Financial Instruments," requires Bancorp to disclose fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Estimated fair values have been determined by Bancorp using the best available data and an estimation methodology suitable for each category of financial instruments. The methods and assumptions used to estimate the fair value of each class of financial instruments are discussed below. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In

                                                                              23
that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Bancorp.

CASH AND DUE FROM BANKS, INTEREST-BEARING TIME
DEPOSITS WITH BANKS AND FEDERAL FUNDS SOLD
For these instruments, the carrying amount approximates the fair value.

INVESTMENT SECURITIES AVAILABLE FOR SALE AND
HELD TO MATURITY
For these instruments the fair value is based on quoted market prices or dealer quotes when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The remainder of the loan portfolio has been valued using present value discounted cash flows. The rates used in these present value calculations are current rates at which similar loans would be made to borrowers with similar credit ratings.

NON-INTEREST BEARING DEPOSITS
The fair value of these instruments, by SFAS No. 107 definition, is the amount payable on demand at the reporting date.

INTEREST-BEARING DEPOSITS
The fair value of interest-bearing demand deposits, savings deposits and money market deposits with no defined maturity, by SFAS No. 107 definition, is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using a present value discounted cash flow with a discount rate approximating current market rates.

SHORT-TERM BORROWINGS
For these instruments, the carrying amount approximates the fair value.

LONG-TERM DEBT
For these instruments, estimates made by discounting the future cash flows using rates currently available to Bancorp for debt with similar terms and remaining maturities were used.

COMMITMENTS TO EXTEND CREDIT AND STANDBY AND
COMMERCIAL LETTERS OF CREDIT
For these instruments the fair values are based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.
       The estimated fair values of Bancorp's financial instruments required to be disclosed under SFAS No. 107:

                                          DECEMBER 31, 1993   DECEMBER 31, 1992
                                          ------------------  ------------------
                                          CARRYING    FAIR    CARRYING    FAIR
(DOLLARS IN THOUSANDS)                     VALUE     VALUE     VALUE     VALUE
- -------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                   $ 30,460  $ 30,460  $ 30,282  $ 30,282
Interest-bearing time deposits with
 banks                                       2,328     2,328     4,316     4,316
Federal funds sold                          42,400    42,400    33,800    33,800
Investment securities:
  Available for sale                       100,639   100,639        --        --
  Held to maturity                         216,237   217,779   306,925   309,342
Loans                                      303,423   303,816   298,589   301,368
- -------------------------------------------------------------------------------------------
LIABILITIES
Noninterest-bearing demand deposits       $ 84,680  $ 84,680  $ 78,268  $ 78,268
Interest-bearing demand deposits           204,481   204,481   203,074   203,074
Savings deposits                           162,175   162,175   138,576   138,576
Time deposits                              168,621   168,672   187,185   187,717
Short-term borrowings                       17,329    17,329    14,019    14,019
Long-term debt                                 128       143       175       183
- -------------------------------------------------------------------------------------------
OFF-BALANCE-SHEET INSTRUMENTS
Credit risk financial instruments                        $25                 $16
- -------------------------------------------------------------------------------------------

NOTE_17
RELATED PARTY TRANSACTIONS
In the ordinary course of business, loans are made to officers and directors of Bancorp and its affiliates. These loans are made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with outsiders and are not considered to involve more than the normal risk of collectibility. Direct and indirect loans outstanding to directors, executive officers, principal shareholders, their associates and affiliates in excess of an aggregate total of $60,000 each totaled $14,958,000 as of December 31, 1992. During 1993 additions of $3,566,000, repayments of $4,163,000, and reductions of $1,364,000 as a result of changes in directors, brought the total to $12,997,000 at year end.

24

NOTE_18
PARENT COMPANY FINANCIAL INFORMATION
Condensed financial information for Farmers National Bancorp (Parent Company only) is as follows:

                            CONDENSED BALANCE SHEETS
                          ----------------------------
                             (DOLLARS IN THOUSANDS)

DECEMBER 31,                                                     1993     1992
- -------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                         $    43  $    31
Securities purchased under agreements to resell                   2,091    1,181
Investment securities -- fair value of $453 (1993) and $391
 (1992)                                                             453      387
Investment in bank subsidiaries                                  64,070   57,129
Investment in nonbank subsidiaries                                1,435    1,411
Advance to subsidiary                                             2,650    2,350
Other assets                                                         40       38
- -------------------------------------------------------------------------------------------
Total Assets                                                    $70,782  $62,527
- -------------------------------------------------------------------------------------------
LIABILITIES
Other liabilities                                               $   842  $   694
- -------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Common stock                                                      2,699    2,699
Surplus                                                          29,728   29,728
Retained earnings                                                37,511   29,406
Net unrealized holding gains on investment securities
 available for sale                                                   2       --
- -------------------------------------------------------------------------------------------
Total Stockholders' Equity                                       69,940   61,833
- -------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                      $70,782  $62,527
- -------------------------------------------------------------------------------------------

                         CONDENSED STATEMENTS OF INCOME
                      -----------------------------------
                             (DOLLARS IN THOUSANDS)

YEARS ENDED DECEMBER 31,                                1993     1992     1991
- -------------------------------------------------------------------------------------------
Income:
  Cash dividends from subsidiaries                     $ 3,995  $ 2,639  $ 2,371
  Other income                                              16       19       28
- -------------------------------------------------------------------------------------------
    Total Income                                         4,011    2,658    2,399
Interest and other expenses                                108      114       97
- -------------------------------------------------------------------------------------------
Income before income tax benefit and equity in
 undistributed income of subsidiaries                    3,903    2,544    2,302
Income tax benefit                                          33       34       25
- -------------------------------------------------------------------------------------------
Income before equity in undistributed income of
 subsidiaries                                            3,936    2,578    2,327
Equity in undistributed income of subsidiaries           5,572    5,216    4,623
- -------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change     9,508    7,794    6,950
Cumulative effect of accounting change                   1,431       --       --
- -------------------------------------------------------------------------------------------
Net Income                                             $10,939  $ 7,794  $ 6,950
- -------------------------------------------------------------------------------------------

                       CONDENSED STATEMENTS OF CASH FLOWS
                    ---------------------------------------
                             (DOLLARS IN THOUSANDS)

YEARS ENDED DECEMBER 31,                                1993     1992     1991
- -------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                             $10,939  $ 7,794  $ 6,950
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Cumulative effect of accounting change                (1,431)      --       --
  Equity in undistributed income of subsidiaries        (5,572)  (5,216)  (4,623)
  Net (increase) in advances to subsidiary                (300)    (300)      --
  Other, net                                               120      237       (9)
- -------------------------------------------------------------------------------------------
Net cash provided by operating activities                3,756    2,515    2,318
- -------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net (increase) in securities
 purchased under agreements
 to resell                                                (910)    (131)    (125)
- -------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Dividends                                               (2,834)  (2,375)  (2,186)
- -------------------------------------------------------------------------------------------
Net increase in cash                                        12        9        7
Cash January 1                                              31       22       15
- -------------------------------------------------------------------------------------------
Cash December 31                                       $    43  $    31  $    22
- -------------------------------------------------------------------------------------------

The amount of dividends that Bancorp's affiliates could have paid to the holding company without approval from bank regulators was $18,440,000 at December 31, 1993.

                              REPORT OF MANAGEMENT

The management of Farmers National Bancorp has the responsibility for preparing the accompanying financial statements, along with other information contained in this annual report. The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in all material respects to reflect events and transactions which have occurred and include amounts which have been based upon management's best estimates and judgements.
     The Board of Directors operating through its Audit Committee, which is composed entirely of directors who are not officers of the Company or its affiliates, provides oversight for the financial reporting process. The Audit Committee annually recommends the appointment of an independent public accountant and submits its recommendation to the Board of Directors, and to the shareholders of Bancorp, for approval. The Audit Committee meets on a scheduled basis with the independent public accountants and the internal auditor, approves the overall scope of audit work and reviews audit reports and findings. The independent public accountants and the internal auditor each have free access to the Audit Committee, without management present, to discuss the results of their audit work and their evaluations of the adequacy of internal control systems and the quality of financial reporting.
     The financial statements contained in this annual report have been audited by the Company's independent public accounting firm, Stegman and Company, which was given unrestricted access to all financial records and related data. The Company believes that all representations made to the independent public accountants during their audits were valid and appropriate. Their report on the financial statements is presented herewith.

/s/ John M. Suit, II             /s/ Louis A. Supanek

John M. Suit, II                 Louis A. Supanek
President and                    Vice President and
Chief Executive Officer          Chief Financial Officer


                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Farmers National Bancorp

     We have audited the accompanying consolidated balance sheets of Farmers National Bancorp and Affiliates as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farmers National Bancorp and Affiliates as of December 31, 1993 and 1992, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.
     As discussed in Note 2 to the financial statements, the Company adopted two new accounting standards in 1993, changing its methods of accounting for income taxes and investment securities.

/s/ Stegman & Company

Towson, Maryland
February 11, 1994

26

                             DIRECTORS AND OFFICERS

FARMERS NATIONAL BANCORP
DIRECTORS

Jesse L. Adams
PRESIDENT
Terrace Garden Building Corp.
 and Real Estate Investments

James D. Edwards
PRESIDENT
J.D. Edwards, Inc.
VICE PRESIDENT
SUMAD, Inc.

W. Calvin Gray, Jr.
PRESIDENT
Gray and Smith Builders, Inc.
 and Gray Developers, Inc.

Louis Hyatt
PRESIDENT
Hyatt Real Estate

Edward B. Lauer
PRESIDENT
Riviera Beach SuperMarket, Inc.
 and the Pasadena Investment Corp.

L. Tayloe Lewis, Jr.
DIRECTOR AND CHAIRMAN OF THE BOARD
The Caroline County Bank
RETIRED
Johnson & Lewis Insurance Co.

John B. Melvin
RETIRED CHAIRMAN OF THE BOARD
Coca-Cola Bottling Co. of
 Annapolis, Maryland, Inc.

Cary L. Meredith, Jr.
RETIRED VICE PRESIDENT
Basil-Voges, Inc. (Insurance
 brokerage)

M. Virginia Meredith
RETIRED ADMINISTRATIVE ASSISTANT
Anne Arundel County Department
 of Health

W. Robert Newnam, Jr.
RETIRED FARMER

Joseph S. Quimby, Jr.
FARMER

Alexander V. Sandusky
RETIRED FROM DEPARTMENT OF
 NATURAL RESOURCES

Charles L. Schelberg
CHAIRMAN OF THE BOARD

Raymond C. Shockley
DIRECTOR AND CHAIRMAN OF THE BOARD
Atlantic National Bank
ATTORNEY AT LAW
Moore, Shockley & Harrison, P.A.

William W. Simmons
RETIRED DIRECTOR AND VICE PRESIDENT
Fawcett Boat Supplies, Inc.

John M. Suit, II
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Donald S. Taylor
ASSOCIATE
John M. Taylor Funeral Home, Inc.

OFFICERS

Charles L. Schelberg
CHAIRMAN OF THE BOARD

John M. Suit, II
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Frank T. Lowman, III
VICE PRESIDENT

Joseph B. Riddleberger
VICE PRESIDENT

Louis A. Supanek
VICE PRESIDENT AND TREASURER

Norma K. Behlke
SECRETARY

FARMERS NATIONAL LAND
  CORPORATION
- --------------------

DIRECTORS

Jesse L. Adams
W. Calvin Gray, Jr.
Louis Hyatt
Charles L. Schelberg
John M. Suit, II

                              PRINCIPAL AFFILIATES

FARMERS NATIONAL BANK OF MARYLAND

ESTABLISHED 1805

ANNAPOLIS
5 Church Circle
91 Main Street, City Dock
Eastport Shopping Center
2015 West Street, Parole
101 Hillsmere Drive
Compass Way, Heritage
Harbour

ARNOLD
2 Arnold Road at Ritchie Highway

CENTREVILLE
102 Broadway

EDGEWATER
52 W. Central Avenue
Route 2 and Maryland Avenue

MILLINGTON
Cypress and Sassafras Streets

PASADENA
3030 Mountain Road

SEVERNA PARK
Severna Park Shopping Village
Benfield and Jumpers Hole Road

WAYSON'S CORNER
Routes 4 and 408, Lothian

DIRECTORS:
Jesse L. Adams
James D. Edwards
W. Calvin Gray, Jr.
Louis Hyatt
Edward B. Lauer
John B. Melvin
Cary L. Meredith, Jr.
W. Robert Newnam, Jr.
Alexander V. Sandusky
Charles L. Schelberg
William W. Simmons
John M. Suit, II
Donald S. Taylor

DIRECTOR EMERITUS:
Joseph N. Shumate

EXECUTIVE OFFICERS:
John M. Suit, II
  President and CEO
Frank T. Lowman, III
  Executive Vice President
Louis A. Supanek
  Executive Vice President,
  Cashier and Chief
  Financial Officer
Carl O. Brudin, Jr.
  Senior Vice President
  and Senior Trust Officer
Phillip R. Forman
  Senior Vice President,
  Branch Administration
Karen B. Klingelhoeffer
  Senior Vice President
  and Controller
Sharon L. Kreske
  Senior Vice President,
  Bank Operations
Twaun D. Oakes
  Senior Vice President,
  Loan Administration
Ross J. Selby
  Senior Vice President,
  Chief Lending Officer

BALANCE SHEET
(DOLLARS IN THOUSANDS)                                                             DECEMBER 31, 1993
- ----------------------------------------------------------------------------------------------------
ASSETS                                             LIABILITIES
Cash and due from banks                 $  31,209  Total deposits                          $ 544,870
Federal funds sold                         37,400  Short-term borrowings                      22,459
Investment securities                     292,946  Other liabilities                           5,351
Loans                                     255,797  Common stock                                3,000
Allowance for credit loss                  (4,825) Surplus                                     3,716
Other assets                               15,999  Retained earnings                          49,130
                                        ---------                                          ---------
Total assets                            $ 628,526  Total liabilities and equity            $ 628,526
- -------------------------------------------------  -------------------------------------------------
                                                   Net income for year                     $   9,873
                                                   -------------------------------------------------

28

THE CAROLINE COUNTY BANK

ESTABLISHED 1902
Greensboro
Sunset and Main Street
DIRECTORS:
Charles E. Emerson, Jr.
Edgar B. Harman
W. Lawrence Hignutt, Sr.
L. Tayloe Lewis, Jr.
Frank T. Lowman, III
R. Irving Ober, Sr.
Joseph B. Riddleberger

EXECUTIVE OFFICERS:
J. Richard Harris, Jr.
  President and CEO
Peggy M. Butler
  Cashier
Robert L. Ebling
  Loan Officer

BALANCE SHEET
(DOLLARS IN THOUSANDS)                                                         DECEMBER 31, 1993
- ------------------------------------------------------------------------------------------------
ASSETS                                           LIABILITIES
Cash and due from banks               $     788  Total deposits                        $  24,533
Federal funds sold                        3,200  Short-term borrowings                        --
Investment securities                    10,305  Other liabilities                           127
Loans                                    14,013  Common stock                                196
Allowance for credit loss                  (244) Surplus                                   1,000
Other assets                                647  Retained earnings                         2,853
                                      ---------                                        ---------
Total assets                          $  28,709  Total liabilities and equity          $  28,709
- -----------------------------------------------  -----------------------------------------------
                                                 Net income for year                   $     512
                                                 -----------------------------------------------

ATLANTIC NATIONAL BANK

ESTABLISHED 1973

OCEAN CITY
4604 Coastal Highway

OCEAN PINES
11111 Racetrack Road

SALISBURY
528 Riverside Drive
2400 N. Salisbury Blvd.

DIRECTORS:
C.A. Anthony
John P. Charrier, Jr.
Robert A. Eaton
C. Terry Hough
Philip A. Long
John W. McCabe
Alfred V. Melson
Shirley Phillips
James Y. Pigg
R. Hursey Porter, Jr.
Raymond C. Shockley
Adam L. Showell
D. Timothy Stoner

EXECUTIVE OFFICERS:
John P. Charrier, Jr.
  President and CEO
Colleen W. Bunting
  Senior Vice President
Donna M. Savko
  Senior Vice President/Cashier
H. Stephen Price
  Senior Vice President

BALANCE SHEET
(DOLLARS IN THOUSANDS)                                                         DECEMBER 31, 1993
- ------------------------------------------------------------------------------------------------
ASSETS                                           LIABILITIES
Cash and due from banks               $   3,226  Total deposits                        $  53,045
Federal funds sold                        4,545  Short-term borrowings                       134
Investment securities                    13,172  Other liabilities                           407
Loans                                    34,987  Common stock                                428
Allowance for credit loss                  (488) Surplus                                     886
Other assets                              1,933  Retained earnings                         2,475
                                      ---------                                        ---------
Total assets                          $  57,375  Total liabilities and equity          $  57,375
- -----------------------------------------------  -----------------------------------------------
                                                 Net income of year                    $     588
                                                 -----------------------------------------------

            SHAREHOLDER INFORMATION

ANNUAL MEETING               TRANSFER AGENT/DIVIDEND
The annual shareholders      DISBURSING AGENT
meeting will be held         Farmers National Bank of
Tuesday, April 26, 1994,     Maryland
at 11:00 a.m. in the Bay     Trust Department
Ridge Inn, Herndon Ave.,     5 Church Circle
Annapolis, MD. All           Annapolis, MD 21401
shareholders are invited
to attend                    CERTIFIED PUBLIC
                             ACCOUNTANTS
FORM 10-K                    Stegman & Company
A copy of the                Professional Association
Corporation's Form 10-K      Towson, MD
Annual Report as filed
with the Securities and      GENERAL INFORMATION
Exchange Commission may      For additional
be obtained by               information about
contacting:                  Farmers National Bancorp
Mr. Louis A. Supanek         or its affiliates please
Vice President and           contact:
Treasurer                    Ms. Cheryl Anderson-Neff
Farmers National Bancorp     Investor Relations
5 Church Circle              Farmers National Bancorp
Annapolis, MD 21401          5 Church Circle
Phone (410) 626-2211         Annapolis, MD 21401
                             Phone (410) 626-2221